Exhibit 99.2

AGREEMENT

THIS AGREEMENT effective as of February 14, 2011, is made by and between NEIL W. SAVAGE, WILLIAM W. HOOD and KERN M. DAVIS, all of whom are residents of Pinellas County, Florida and former directors of UNITED INSURANCE HOLDINGS, LC and UNITED PROPERTY AND CASUALTY INSURANCE COMPANY.  On September 30, 2008, United Insurance Holdings, LC merged with FMG Acquisition Corp., thereby creating UNITED INSURANCE HOLDINGS CORP. (“United” or “Issuer”).  As used herein, Mr. Savage, Mr. Hood and Mr. Davis are sometimes referred to as the “Group Members” or “Solicitors”.

1.

Purpose of the Group.

(a)

The Group Members desire to form a group and evidence the formation of such group by filing a Group Schedule 13D.  The purpose of this Agreement is to set forth the relative rights, duties, obligations, covenants and responsibilities of each Group Member.

(b)

All of the Group Members were original investors of United Insurance Holdings, LC and prior to this Agreement have held their United shares without any agreement with any third party to act together for the purpose of acquiring, holding, voting or disposing of equity securities of United.

(c)

Since the merger, the Group Members have been dissatisfied with, among other matters, the financial position and results of United’s operations and the price levels and liquidity of United’s common shares.

(d)

The Group Members may desire to have more influence and input into the business, direction and operations of United, and accordingly desire to form a group so that management of United and other United shareholders are aware of the matters set forth in this Agreement and related Group Schedule 13D.

(e)

The Group Members and others have discussed their issues and concerns regarding United before the date of this Agreement but no agreement was reached among the parties as a result of such discussions and meetings, and no “group” was formed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until the Group Members entered into this Agreement.

2.

Securities of Issuer/Representations.

(a)

As of the date of this Agreement, each Group Member represents that that Group Member beneficially owns and has, as of the date of this Agreement, the right to vote the securities of United set forth opposite each Member’s name on its signature page.  Evidence of such beneficial ownership is attached as Exhibit “A”.

(b)

Each Group Member agrees not to sell, sign, transfer, take a hedge position or otherwise dispose of, during the term of this Agreement, all or any of the United securities beneficially owned by such Group.

(c)

Each Group Member represents and warrants that the Group Member has not acquired, disposed or taken a hedge position (i.e. put or call) within ninety (90) days prior to the effective date of this Agreement in any United securities.

(d)

Each Group Member represents and agrees that to the best of his knowledge the information about such Group Member contained or which is required to be contained in the Group Schedule 13D or any amendment thereto is or will be accurate, correct and complete in all material respects as of the date of the applicable filing.

3.

Solicitation of Proxies.

(a)

Prior to the effective date of this Agreement, each Group Member represents and warrants that he has not solicited any proxies or procured voting rights for any United securities from any United shareholder.

(b)

After the date of this Agreement, the Group Members intend to commence a solicitation of proxies for shares of United common stock in reliance upon Rule 14a-2(b)(2) under the Exchange Act, which permits non-registered solicitations of up to ten (10) stockholders to be made without incurring proxy filing and disclosure obligations.

(c)

No Group Member will solicit any proxies without the consent of all Group Members.  A form of the proxy, which the Group Members intend to utilize for soliciting additional voting rights is set forth as Exhibit “B”.  The Group Members will file a Schedule 13D within ten (10) days of the Group acquiring greater than five percent (5%) of the beneficial ownership interest in the securities of United.

4.

Expenses.  Each Group Member shall share equally in all reasonable out-of-pocket and third party expenses (including without limitation fees and disbursements of counsel) incurred or to be incurred in connection with the matters described by this Agreement or the related Group Schedule 13D.  Notwithstanding anything to the contrary, each Group Member shall be fully responsible for all such expenses arising out of such Group Members gross negligence, fraud, bad faith or willful misconduct.

5.

Cooperation.

(a)

Each Group Member shall use reasonable efforts to assist each other and provide such information to each other and to execute and deliver such additional documents as may be reasonably required as contemplated by this Agreement, the Group Schedule 13D, Form 3/4 filings with the SEC, and any additional information that may be required by other  regulatory agencies.

(b)

Each Group Member agrees to cooperate, to the extent reasonable, including without limitation in a joint defense, with respect to any claim or action of any kind, at law and equity, initiated or pending, which in any manner attempts to prevent, forestall or invalidate the consummation of any of the matters contemplated by this Agreement or the Group Schedule 13D.

6.

Liability.  No Group Member, any of their respective affiliates, partners, employees, counsels, agents or representatives shall be liable to any other Group Member or any of their respective affiliates, in each case for any loss, liability, damage or expense arising out of or in connection with this Agreement or the Group Schedule 13D or the actions or transactions contemplated hereby or thereby, except to the extent such loss, liability, damage or expenses caused by such party’s gross negligence, fraud, bad faith, or willful misconduct.

7.

Powers; Binding Agreements; Non-Contravention; Misstatements; Omissions.  Each party to this Agreement represents to the other parties on a joint and several basis, as to itself only, that:

(a)

he has the full right, power and authority to enter into this Agreement and perform all of its obligations hereunder and as contemplated by the related Group Schedule 13D;

(b)

the execution, delivery or performance of this Agreement will not violate any agreement, contract or arrangement to which he is a party or is bound, including any voting agreement, stockholders agreement, proxy or voting trust.

8.

Notices.  All notices, correspondence and information relating to this Agreement should be sent to:

Neil W. Savage

333 – 3rd Avenue North

St. Petersburg, Florida 33701

Phone:

(727) 341-8388

Fax:

(727) 898-6606

Email:

neil.savage@directedcapital.com

William H. Hood, III

3962 Tarian Court

Palm Harbor, Florida 34684

Phone:

(727) 785-9576

Fax:

(727) 789-0878

Email:

bhood@hallcapitalllc.com

Kern M. Davis

6334 Bahama Shores Drive South

St. Petersburg, Florida 33705

Phone:

(727) 866-8666

Fax:

(727) 825-1401

Email:

ufgator33705@yahoo.com

With attention to:

Michael T. Cronin, Esq.

Johnson, Pope, Bokor, Ruppel & Burns, LLP

911 Chestnut Street

Clearwater, FL 33756

Phone:  (727) 461-1818

Fax:

 (727) 462-0365

Email:

 mikec@jpfirm.com

9.

Termination.  This Agreement shall terminate upon the earlier of (i) three years from the effective date of this Agreement or (ii) the date on which two (2) of the three (3) Group Members indicate their intent to withdraw from the Group and to no longer be bound by the terms and conditions of this Agreement or the related Schedule 13D, in which event there will no longer be a “Group” because there will only be one remaining party.  In the alternative, this Agreement may be terminated at any time by the approval and unanimous consent of all Group Members.

10.

Public Announcements.  No party hereto shall issue any written press release or make any other public statement regarding the transactions contemplated by this Agreement or the Group Schedule 13D without the prior consent of the other parties hereto.

11.

Counterparts.  This Agreement may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and both of which taken together shall constitute one and the same agreement.

12.

Choice of Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Florida, without giving effect to any choice of law or conflict of laws provision or rule.

13.

Venue.  Venue for any legal proceedings relating to this Agreement shall be a court of competent jurisdiction in Pinellas County, Florida.

14.

Severability.  If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority by judgment or order no longer subject to review, to be invalid, void unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

15.

Duty to Update.  Each party to this Agreement agrees, to the extent required by, and in accordance with, applicable federal securities laws, to update any information pertaining to such party in the Group Schedule 13D, Form 3/4 filings, or any amendments thereto.

IN WITNESS WHEREOF, the parties have each caused this Agreement to be executed and delivered on the date and year first written above.

# of United shares of	GROUP MEMBERS
common stock beneficially owned
(See Exhibit “A”)

Shares 51,508 Warrants 6,266	/s/ NEIL W. SAVAGE
NEIL W. SAVAGE

Shares 188,152 Warrants 26,834	/s/ KERN M. DAVIS
KERN M. DAVIS

Shares 163,148 Warrants 23,268	/s/ WILLIAM H. HOOD, III
WILLIAM H. HOOD, III

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